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                                                                      EXHIBIT 12





                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                  (UNAUDITED)
                             (THOUSANDS OF DOLLARS)



                                                                        Nine Months
                                                                    Ended September 30,
                                                                 -------------------------
                                                              1994                      1993
                                                              ----                      ----
Earnings:
Net Income                                                  $ 52,238                 $ 49,343
Add (Deduct):
 Income Taxes                                                 28,200                   29,029
 Minority Interest                                            24,861                   15,013
 Amortization of Capitalized Interest                          1,059                    1,154
                                                            --------                 --------
                                                             106,358                   94,539

Adjustments to Earnings for Fixed Charges:
 Interest and Other Financial Charges                         22,881                   17,163
 Interest Factor Attributable to Rentals                       1,320                    1,403
                                                            --------                 --------
                                                              24,201                   18,566
                                                            --------                 --------
EARNINGS AS ADJUSTED                                        $130,559                 $113,105
                                                            ========                 ========

Fixed Charges:
 Fixed Charges above                                        $ 24,201                 $ 18,566
 Capitalized Interest                                             33                        -
                                                            --------                 --------
TOTAL FIXED CHARGES                                         $ 24,234                 $ 18,566
                                                            ========                 ========


RATIO OF EARNINGS AS ADJUSTED TO
 TOTAL FIXED CHARGES                                            5.39                     6.09
                                                                ====                     ====





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